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                                                                      Exhibit 99

[PROVINCE
HEALTHCARE
LOGO}

                                         NEWS RELEASE
                                         FOR IMMEDIATE RELEASE

                                         CONTACT: MERILYN H. HERBERT
                                         VICE PRESIDENT, INVESTOR RELATIONS
                                         (615) 370-1377

                          PROVINCE HEALTHCARE CLOSES ON
                     AMENDMENT TO CREDIT FACILITY AGREEMENT

         Brentwood TN, March 31, 2003 - Province Healthcare Company (NYSE:PRV) announced an amendment to its $250 million credit facility. This amended facility, which will provide the Company with greater financing flexibility, increased the total debt to EBITDA covenant from 3.75 to 4.25 for fiscal 2003 and to 4.00 for fiscal 2004. The covenant will return to its previous level of
3.75 for fiscal 2005. In exchange for the increased financial flexibility from the bank group, Province decreased the senior debt to EBITDA covenant from 2.50 to 2.00 for the term of the agreement and slightly increased pricing on the credit facility by approximately 50 basis points plus customary closing fees and expenses. The Company noted that the pricing increase is fully reflected in the earnings guidance that Province has provided for 2003, and the Company remains comfortable with this guidance. The Company previously reported that for the period ended December 31, 2002, the total debt to EBITDA ratio was 3.71 and the senior debt to EBITDA ratio was 1.15.

         According to Christopher T. Hannon, Senior Vice President and Chief Financial Officer, "In conjunction with the closing of this amendment, Province also repaid an additional $20 million under the credit facility bringing our total outstanding senior debt to $114.3 million (excluding letters of credit of approximately $3.6 million) under our credit facility as of March 31, 2003. The additional repayment comes as the result of our continued strong cash flow from operations. Province currently maintains approximately $132.1 million in unused capacity to fund acquisitions and capital expenditures. This amendment will provide Province with the financial flexibility to fund our operating strategy over the next three years. Our bank group has been extremely supportive and demonstrated tremendous confidence in our operating plan by approving the amendment with a 100% vote."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 20 general acute care hospitals in 13 states with a total of 2,280 licensed beds. The Company also provides management services to 36 non-urban hospitals in 14 states with a total of 2,897 licensed beds.

CONTACT: MERILYN H. HERBERT, PROVINCE HEALTHCARE COMPANY (PRV) AT (615) 370-1377